                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             CLAIRE'S STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              CLAIRE'S STORES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 10, 1998

To the Stockholders:

         Notice Is Hereby Given that the Annual Meeting of Stockholders (the "Meeting") of Claire's Stores, Inc. (the "Company") will be held in the Spellman Room of the New York Palace Hotel, 455 Madison Avenue, New York, New York, on June 10, 1998 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof, for the following purposes:

         1. To elect seven directors to the Board of Directors of the Company for a one-year term;

         2. To approve an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the authorized common stock, $.05 par value (the "Common Stock"), of the Company to One Hundred Fifty Million (150,000,000) shares from Fifty Million (50,000,000) shares; and

         3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Every holder of record of Common Stock and Class A Common Stock , par value $.05 (the "Class A Common Stock"), as of the close of business on May 1, 1998 is entitled to notice of the Meeting or any adjournment or postponement thereof, and to vote, in person or by proxy, one vote for each share of Common Stock and ten votes for each share of Class A Common Stock, as the case may be, held by such holder. A complete list of stockholders entitled to vote at the Meeting will be available to any stockholder for any purpose germane to the Meeting during ordinary business hours at the offices of the Company, 350 Fifth Avenue, New York, New York, for a period of at least ten days prior to the Meeting. A proxy statement, proxy or proxies, as the case may be, and the Company's 1998 Annual Report to Stockholders are enclosed herewith.


                                           By order of the Board of Directors,



                                           Harold E. Berritt
                                           SECRETARY

May __, 1998

-------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

-------------------------------------------------------------------------------

                              CLAIRE'S STORES, INC.
                               3 S.W. 129TH AVENUE
                          PEMBROKE PINES, FLORIDA 33027

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 10, 1998

                                  INTRODUCTION

         The accompanying proxy or proxies, as the case may be, are solicited by and on behalf of the Board of Directors of Claire's Stores, Inc., a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders (the "Meeting") to be held in the Spellman Room of the New York Palace Hotel, 455 Madison Avenue, New York, New York, on June 10, 1998 at 9:30 a.m., New York City time, or at any adjournment or postponement thereof.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         Every holder of record of Common Stock, par value $.05 (the "Common Stock"), and Class A Common Stock, par value $.05 (the "Class A Common Stock"), of the Company at the close of business on May 1, 1998 (the "Record Date") is entitled to notice of the Meeting and to vote, in person or by proxy, one vote for each share of Common Stock and ten votes for each share of Class A Common Stock, as the case may be, held by such holder. At the Record Date, the Company had outstanding _________ shares of Common Stock and __________ shares of Class A Common Stock (in each case, excluding treasury shares). The approximate date on which this proxy statement, accompanying notice and proxy or proxies, as the case may be, and the Company's 1998 Annual Report to Stockholders (the "Annual Report"), are first being mailed to stockholders is May __, 1998.

         Each proxy signed and returned by a stockholder may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Meeting, a written notice of revocation relating to the proxy, (ii) duly executing a subsequent proxy bearing a later date relating to the same shares of Common Stock or Class A Common Stock, as the case may be, and delivering it to the Secretary of the Company at or before the Meeting, or (iii) voting in person at the Meeting (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Abstentions and broker non-votes will be included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. A quorum of the stockholders, present in person or by proxy, consists of holders of the outstanding shares of Common Stock and Class A Common Stock representing a majority of the number of votes entitled to be cast at the Meeting.

         All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the Board's nominees as specified in Board Proposal 1, and FOR the approval of the amendment to the Certificate of Incorporation as specified in Board Proposal 2. With respect to Board Proposal 1, the nominees receiving a plurality of the votes cast by holders of the outstanding shares of Common Stock (one vote per share) and Class A Common Stock (ten votes per share), voting together as a single class, will be elected as directors. The approval of Board Proposal 2 requires that such Proposal receive the affirmative vote of holders of a majority of the outstanding shares of Common Stock (one vote per share) and Class A Common Stock (ten votes per share), voting together as a single class, so entitled to vote at the Meeting. An affirmative vote of the majority of votes present at the Meeting is necessary for approval of any other matters to be considered at the Meeting. In all cases, neither abstentions nor broker non-votes will be counted as "for" or "against" a proposal; however, their effect on the outcome will be the same as a vote "against" a proposal.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for expenses incurred in forwarding soliciting material to the beneficial owners of shares of Common Stock and Class A Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of the Company's Common Stock and Class A Common Stock as of April 15, 1998 by (i) each person known to the Company to beneficially own more than five percent, (ii) each of the Company's directors and nominees for director, (iii) each of the Company's Named Executive Officers (as such term is defined in the Summary Compensation Table below) and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, each person possesses sole voting power and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is c/o Claire's Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027.


                                                       COMMON STOCK                         CLASS A COMMON STOCK
                                              --------------------------------         ---------------------------------
                                                 SHARES                                   SHARES
                                              BENEFICIALLY          PERCENT            BENEFICIALLY           PERCENT
NAME AND ADDRESS                                OWNED(1)           OF CLASS(1)           OWNED(1)            OF CLASS(1)
------------------------                      ------------         -----------         ------------          -----------
Rowland Schaefer(14)                          4,213,487(2)             9.2%            1,970,251(3)            67.9%

Ira D. Kaplan(15)                               133,050(4)               *                    --                 --

Mark A. Hoffman(16)                              73,815(5)               *                    --                 --
    c/o Claire's Boutiques, Inc.
    2500 West Central Road
    Hoffman Estates, Illinois 60195

Sylvia Schaefer(14)                           4,213,487(6)            9.2              1,970,251(7)            67.9

Harold E. Berritt(17)                                --                 *                     --                 --
   c/o Greenberg Traurig
   1221 Brickell Avenue
   Miami, Florida 33131

Bruce G. Miller(17)                             285,750                 *                     --                 --
   c/o Ryan Beck & Co.
   80 Main Street
   West Orange, New Jersey 07052

Fred D. Hirt(17)                                 56,250                 *                  3,937                  *
   c/o Mt. Sinai Medical Center
   4300 Alton Road
   Miami Beach, Florida 33140

Marla L. Schaefer(17)                            58,125(8)              *                  5,692(9)               *

Charles L. Ruffner                            1,503,562(10)           3.3                375,889(11)           13.0
   c/o Charles L. Ruffner, P.A.
   601 Brickell Key Drive
   Suite 507
   Miami, Florida 33131

All directors and executive officers
  as a group (8 persons)                      4,820,477(12)          10.5              1,979,880(13)           68.3

----------------

*        Less than 1% of the shares outstanding of such class.
(1) The percentage of each class is calculated based upon the total number of shares of each class outstanding on April 15, 1998.
(2) Includes 992,537 shares beneficially owned by Mrs. Schaefer. Also includes 9,375 shares subject to currently exercisable options. Does not include 1,503,562 shares held in a trust for the benefit of Mr. Schaefer's children. Mr. Schaefer disclaims beneficial ownership of all such shares.

                                             (NOTES CONTINUED ON FOLLOWING PAGE)

(3) Includes 368,739 shares owned by Mrs. Schaefer and 189,843 shares held in a trust for the benefit of Mr. Schaefer's children for which Mrs. Schaefer is the trustee. Does not include 375,889 shares held in a trust for the benefit of Mr. Schaefer's children. Mr. Schaefer disclaims beneficial ownership of all such shares.
(4) Includes 78,375 shares issuable upon the exercise of currently exercisable stock options and options exercisable within 60 days.
(5) Includes 72,915 shares subject to stock options currently exercisable and options exercisable within 60 days.
(6) Includes 3,220,950 shares beneficially owned by Mr. Schaefer, but not 1,503,562 shares held in a trust for the benefit of Mrs. Schaefer's children. Mrs. Schaefer disclaims beneficial ownership as to all such shares.
(7) Includes 189,843 shares held in a trust for the benefit of Mrs. Schaefer's children for which Mrs. Schaefer is the trustee and 1,411,669 shares owned by Mr. Schaefer, but not 375,889 shares held in a trust for the benefit of Mrs. Schaefer's children. Mrs. Schaefer disclaims beneficial ownership as to all such shares.
(8) Includes 12,500 shares subject to currently exercisable stock options and options exercisable within 60 days. Does not include 501,187 shares held for the benefit of Ms. Schaefer under the trust referred to in footnotes (2) and (6) to the table, as to which Ms. Schaefer has no present voting or investment power.
(9) Does not include 163,264 shares held for the benefit of Ms. Schaefer under the trusts referred to in footnotes (3) and (7) to the table, as to which Ms. Schaefer has no present voting or investment power.
(10) Represents 1,503,562 shares held in a trust for the benefit of certain of Mr. and Mrs. Schaefer's children for which Mr. Ruffner is trustee and as to which shares he disclaims beneficial ownership.
(11) Represents 375,889 shares held in a trust for the benefit of certain of Mr. and Mrs. Schaefer's children for which Mr. Ruffner is trustee and as to which shares he disclaims beneficial ownership.
(12) Includes an aggregate of 173,165 shares issuable upon the exercise of stock options currently exercisable and exercisable within 60 days. Does not include those shares held in the trusts referred to in notes
         (2) and (6) to the table.
(13)     Does not include those shares held in the trusts referred to in notes
         (3) and (7) to the table.
(14) The named individual is a director and an executive officer of the Company.
(15)     The named individual is an executive officer of the Company.
(16) The named individual is an executive officer of the Company's subsidiary, Claire's Boutiques, Inc. ("Claire's Boutiques").
(17)     The named individual is a director of the Company.

                                BOARD PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

         The By-Laws of the Company provide for a Board of Directors consisting of not less than three and not more than nine persons as the Board of Directors from time to time shall decide. At present, the Board of Directors consists of six members.

         The present term of all directors will expire at the Meeting. Seven directors are to be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

         The nominees for election as directors by holders of shares of Common Stock and Class A Common Stock, voting together as a single class, under Board Proposal 1 are discussed below.

         It is intended that proxies received will be voted for election of the nominees named below unless marked to the contrary.

         The Board of Directors expects that the nominees named below will be available for election for a one-year term, but in the event of the refusal or inability of any such nominee to stand for election, proxies may be voted for substitute nominees designated by the present Board of Directors.

         The Board of Directors recommends that stockholders vote FOR the election of each of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

The following table sets forth certain information, as of the Record Date, with respect to each of the nominees. Each nominee is a citizen of the United States of America.


                                                                                                       DIRECTOR
                                                                  PRESENT POSITION                      OF THE
                                                          WITH THE COMPANY, PRINCIPAL                   COMPANY
          NAME                         AGE               OCCUPATION AND BUSINESS EXPERIENCE              SINCE
          ----                         ---               ----------------------------------             -------
Rowland Schaefer(1)                     81           President, Chief Executive Officer                   1961
                                                          and Chairman of the Board of Directors
                                                          of the Company

Sylvia Schaefer(1)                      74           Vice President and Director of the                   1961
                                                          Company

Bruce G. Miller                         55           Director of the Company; Senior                      1983
                                                          Vice President, Corporate Finance,
                                                          of Ryan, Beck & Co. since July 1992;
                                                          Vice President, Corporate Finance,
                                                          of First Albany Corporation from
                                                          January 1988 to July 1992

Harold E. Berritt                       62           Secretary and Director of the Company;               1970
                                                          member of the law firm of Greenberg
                                                          Traurig Hoffman Lipoff Rosen &
                                                          Quentel, P.A., counsel to the Company;
                                                          also a director of Biscayne Apparel,
                                                          Inc., an apparel manufacturer; prior
                                                          to April 1, 1997, Mr. Berritt was a
                                                          member of the law firm of Rubin Baum
                                                          Levin Constant & Friedman; prior to
                                                          April 1, 1995 Mr. Berritt was a member
                                                          of the law firm of Pryor, Cashman,
                                                          Sherman & Flynn



                                                                                                       DIRECTOR
                                                                  PRESENT POSITION                      OF THE
                                                            WITH THE COMPANY, PRINCIPAL                 COMPANY
          NAME                         AGE               OCCUPATION AND BUSINESS EXPERIENCE              SINCE
          ----                         ---               ----------------------------------             -------
Fred D. Hirt                            54           Director of the Company; President                   1986
                                                          and Chief Executive Officer of Mt.
                                                          Sinai Medical Center, Miami Beach,
                                                          Florida

Marla L. Schaefer(2)                    48           Vice Chairman of the Board of Directors since        1990
                                                          March 20, 1998; Senior Vice President
                                                          of Claire's Boutiques since April, 1998;
                                                          Vice President of Fashion Merchandising
                                                          of Claire's Boutiques, Inc.,
                                                          since April 1990; Merchandise buyer for
                                                          Claire's Boutiques prior to April 1990

Bonnie Schaefer (3)                     45           Vice President - Real Estate of Claire's               --(3)
                                                          Boutiques since 1994

------------------

(1)      Mr. Rowland Schaefer and Mrs. Sylvia Schaefer are husband and wife.
(2) Marla L. Schaefer is the daughter of Mr. Rowland Schaefer and Mrs. Sylvia Schaefer.
(3) Bonnie Schaefer, a nominee of the Board of Directors, is the daughter of Mr. Rowland Schaefer and Mrs. Sylvia Schaefer.

                   CERTAIN MATTERS RELATING TO THE COMPANY AND
                      ITS DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS AND COMMITTEES

         During the Company's last fiscal year, six meetings of the Board of Directors were held, and each incumbent director attended 75% or more of the meetings of the Board held during that period.

         The Board of Directors has a standing Audit Committee, which consists of Messrs. Miller and Hirt. The Audit Committee represents the Board of Directors in its relations with the Company's independent public accountants and oversees the financial reporting and disclosures prepared by the Company's management. The Audit Committee also reviews the scope and results of the examination of the Company's financial statements by its independent accountants, oversees the adequacy of the Company's internal accounting controls and reviews and monitors any other activity that the Committee deems necessary or appropriate. During the year ended January 31, 1998, the Audit Committee met one time. The Company has no standing executive, nominating or compensation committees or committees performing similar functions.

EXECUTIVE OFFICERS

         The following table, together with the accompanying text, present certain information regarding all current executive officers of the Company and of Claire's Boutiques as of the Record Date. Each of the executive officers of the Company and Claire's Boutiques serves until the election and qualification of such individual's successor or until such individual's death, resignation or removal by the Board of Directors of the respective company.


         NAME                               AGE                         POSITION
         ----                               ---                         --------
Rowland Schaefer                            81                  Chairman of the Board,
                                                                Prsident and Chief Executive
                                                                Officer

Mark A. Hoffman                             49                  President and Chief Operating
                                                                Officer of Claire's Boutiques

Ira D. Kaplan                               39                  Senior Vice President,
                                                                Chief Financial Officer and
                                                                Treasurer


         ROWLAND SCHAEFER has been Chairman of the Board, President and Chief Executive Officer of the Company since the inception of the Company in 1961.

         MARK A. HOFFMAN joined Claire's Boutiques as Executive Vice President in May 1994 and was elected President and Chief Operating Officer of Claire's Boutiques in February 1998. From April 1990 to December 1991 Mr. Hoffman served as Executive Vice President and Chief Operating Officer, and from December 1991 to January 1994 as President and Chief Executive Officer, of Accessory Place Inc. From February 1988 to January 1990 Mr. Hoffman served as Executive Vice President, Managing Director of Country Road Australia Inc.

         IRA D. KAPLAN has been Chief Financial Officer of the Company since September 1990 and Treasurer since September 1987. Mr. Kaplan was elected Senior Vice President in April 1997.

EXECUTIVE COMPENSATION

         The following sets forth information concerning compensation awarded to, earned by or paid during the three past fiscal years to the Company's Chief Executive Officer, the other executive officer of the Company and an executive officer and a former executive officer of Claire's Boutiques whose compensation exceeded $100,000 (other than the former executive officer, collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE



                          ANNUAL COMPENSATION                                         LONG TERM COMPENSATION
                          -------------------                                         ----------------------
                                                                                AWARDS                    PAYOUTS
                                                                      -------------------------  -----------------------
                                                          OTHER
                                                          ANNUAL      RESTRICTED    SECURITIES    LTIP       ALL OTHER
     NAME AND           FISCAL                         COMPENSATION      STOCK      UNDERLYING   PAYOUTS   COMPENSATION
PRINCIPAL POSITION       YEAR   SALARY($)   BONUS ($)     (2) ($)     AWARD(S)($)   OPTIONS (#)    ($)        ($)(1)
-------------------     ------  ---------   ---------     -------     -----------   -----------  -------   -------------
Rowland Schaefer           1998  1,000,000      0            0             0             0          0            0
  Chairman of the Board    1997  1,000,000      0            0             0          37,500        0            0
   President and Chief     1996    778,846   200,000         0             0             0          0            0
Executive Officer of the
   Company

Ira D. Kaplan              1998    221,757    50,000         0             0             0          0          2,785
  Senior Vice President,   1997    200,000    60,000         0             0          75,000        0          2,250
   Chief Financial         1996    188,077    30,000         0             0          22,500        0          2,071
   Officer and
   Treasurer of the
   Company

Leslie D. Dunavant (3)     1998    528,443      0            0             0             0          0          2,400
   Former President and    1997    550,000   100,000         0             0             0          0          2,250
   Chief Operating         1996    360,715   250,000         0             0          562,500       0          3,779
   Officer of Claire's
   Boutiques, Inc.

Mark A. Hoffman (4)        1998    284,694    75,000         0             0             0          0          3,200
   President and Chief     1997    276,950    20,000         0             0          150,000       0          2,512
   Operating Officer of    1996    229,536    50,000         0             0             0          0          3,654
   Claire's Boutiques,
   Inc.

-------------------------
(1) Consists of matching Company contributions under the Company's 401(k) Profit Sharing Plan.
(2) Except as otherwise provided herein, no amounts for executive perquisites and other personal benefits, securities or property are shown because the aggregate dollar amount per executive is the lesser of either $50,000 or 10% of annual salary and bonus.
(3) Mr. Dunavant retired as President and Chief Operating Officer of Claire's Boutiques on January 31, 1998.
(4) Effective February 1, 1998, Mr. Hoffman was appointed President and Chief Operating Officer of Claire's Boutiques. Prior thereto, he served as Executive Vice President of Claire's Boutiques since May 1994.


STOCK OPTION GRANTS

         There were no stock options granted to any of the Named Executive Officers during the fiscal year ended January 31, 1998.

OPTION EXERCISES AND YEAR-END VALUES

         The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended January 31, 1998 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Name Executive Officers on January 31, 1998.


                                                                 NUMBER OF           VALUE OF UNEXERCISED
                                                                UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS AT FISCAL     OPTIONS AT FISCAL YEAR-
                                                                YEAR END (#)              END ($)(2)
                            SHARES                           -----------------     ------------------------
                         ACQUIRED ON         VALUE              EXERCISABLE/             EXERCISABLE/
NAME                     EXERCISE(#)    REALIZED ($)(1)         UNEXERCISBLE            UNEXERCISABLE
----                     -----------    ---------------      -----------------     ------------------------
Rowland Schaefer              0               NA                 9,375/28,125              0 / 0

Ira Kaplan                  16,875          303,634             72,750/ 81,000        682,814/280,001

Mark A. Hoffman               0               NA                58,853/203,647        512,120/853,517

---------------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on January 30, 1998 ($17.75) and the exercise price of the options.


COMPENSATION OF DIRECTORS

         Directors of the Company who are not employees (other than Mr. Berritt) currently receive an annual retainer of $35,000 and are entitled to reimbursement for out-of-pocket expenses incurred in connection with the attendance at Board of Directors and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors has not established a compensation committee. All decisions regarding the compensation of executive officers are determined by the Board of Directors as a whole. All directors participated in deliberations of the Board of Directors concerning annual performance-based compensation for the year ended January 31, 1998. Rowland Schaefer, Sylvia Schaefer and Marla L. Schaefer are officers and employees of the Company or Claire's Boutiques. Each management director is asked to excuse himself or herself from discussions and decisions regarding his or her performance and compensation. During the fiscal year ended January 31, 1998, Mr. Berritt was a member of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., a law firm which has been engaged to perform legal services for the Company in the past and which may be so engaged in the future. The fees received for such legal services in fiscal 1997 did not exceed five percent of the law firm's revenues.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Board of Directors and is structured to promote the achievement of the Company's business goals and, thereby, to maximize corporate performance and stockholder return. The Company's executive compensation is based primarily upon base salary, grants of stock options and, to a lesser extent, special achievement bonuses. The Board of Directors believes that it is important to have stock incentives constitute a portion of each executive's compensation package in order to help align executive and stockholder interests. In determining the total amount and mixture of the compensation package for each executive officer, the Board of Directors considers the overall value to each executive of his or her compensation package in light of numerous factors such as (i) competitive position, (ii) individual performance, including the expected contribution to the Company's goals of each executive officer, and (iii) the Company's long-term needs and goals, including attracting and retaining key management personnel. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate the Company's executives to achieve goals inherent in the Company's business strategy, to link executive and stockholder interests and to provide a compensation package that recognizes individual contributions as well as overall business results.

         In the final quarter of each fiscal year, the Board of Directors reviews and approves an annual salary plan for the Company's senior executives for the succeeding fiscal year. In formulating the plan, key executive positions within the Company are defined carefully in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Executive positions are ranked internally on the basis of these criteria, and a logical value relationship is established among them. The Board also obtains and analyzes comparative industry, peer group and national compensation surveys. By reviewing the comparative industry data and other surveys, the Board develops salary ranges for all senior executive positions in the Company, and agrees upon each executive's base salary within the range, taking into account certain past performance factors, including how well objectives contributing to the Company's success have been met by the executive, how well the executive's responsibilities have been fulfilled, the executive's growth in qualifications for the job, the executive's experience and accomplishment of personal goals and other aspects of performance, and the anticipated future contributions of the executive.

         The Company has also relied upon stock options to reward and incentivize the performance of executives. The Board of Directors believes that stock options have been and remain an excellent vehicle for compensating its employees. Because the option exercise price for the employees generally equals or exceeds the price of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. As a result, options effectively align the interests of executive officers with the Company's stockholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its shares. Also, the stock ownership gives employees a greater personal stake in the Company.

         In general, stock options granted to executive officers vest in equal annual installments over periods of four to nine years commencing on the first anniversary of the date of grant, so long as the optionee remains employed with the Company. The size of the individual option grants are generally based upon competitive practice and the position level of the executive officer.

         The compensation paid to Rowland Schaefer, the Company's Chief Executive Officer, in the fiscal year ended January 31, 1998 is reflected in the table under "Executive Compensation--Summary Compensation Table" above. The base salary paid to Mr. Schaefer during the fiscal year ended January 31, 1998, was within the salary range developed by the Board of Directors based upon the base salaries of chief executive officers of comparable companies in the compensation surveys reviewed by the Board of Directors and took into account Mr. Schaefer's active role in Company management, the Company's financial performance during the prior fiscal year and the challenges and expectations for the Company in fiscal 1998, Mr. Schaefer's stature within the industry as a spokesman for the Company and his more than 30 years of service as the Company's senior executive officer. The base salaries of Messrs. Hoffman and Kaplan have been fixed at levels which the Board of Directors believes are competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities.

         In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended (the "Code"). This Section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless: (i) the compensation is payable solely on account of the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of two or more outside directors; (iii) the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and (iv) the compensation committee certifies that the performance goals were met. The effect of the Code Section 162(m) limitation is not applicable to the Company as none of its current executive officers receive compensation in excess of $1 million.

         The foregoing information is provided by the Board of Directors of the Company.

                                                 Rowland Schaefer
                                                 Marla L. Schaefer
                                                 Sylvia Schaefer
                                                 Bruce G. Miller
                                                 Harold E. Berritt
                                                 Fred D. Hirt

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases from Rowland Schaefer & Associates (formerly Two Centrum Plaza Associates) approximately 31,000 square feet in Pembroke Pines, Florida, where it maintains its executive and accounting and finance offices. Rowland Schaefer & Associates is a general partnership of two corporate general partners which are owned by immediate family members of the Chairman of the Board and President of the Company, one of whom, namely Marla L. Schaefer is a director of the Company, and one of whom, namely Bonnie Schaefer, is a nominee for election as a director of the Company. The lease provides for the payment by the Company of annual base rent of approximately $518,000, which is subject to annual cost-of-living increases, and a proportionate share of all taxes and operating expenses of the building. The lease expires on July 31, 2000 and may be extended, at the option of the Company, for an additional five-year term. The Board of Directors of the Company believes, based upon the report of an independent committee of the Board, that the terms of the lease are no less favorable to the Company than those which would be obtained from an independent third party.

         See also "Compensation Committee Interlocks and Insider Participation."

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of companies on the Standard & Poor's 500 (S&P 500) Stock Index and the Retail Specialty-Apparel Index for the five fiscal years ended January 31, 1998. This graph assumes the investment of $100 in the Company's Common Stock, the S&P 500 and the Retail Specialty-Apparel Index on January 31, 1993 and assumes dividends are reinvested. Measurement points are on the last trading day of each of the five fiscal years.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG CLAIRE'S STORES, INC., THE S&P 500 INDEX
                  AND THE S&P RETAIL (SPECIALTY-APPAREL) INDEX




                              [PERFORMANCE GRAPH]
                              -------------------


------------------------------------------------------------------------------------------------------------------
                                      1/93          1/94          1/95          1/96          1/97          1/98
------------------------------------------------------------------------------------------------------------------
Claire's Stores, Inc.               $100.00       $123.00       $194.00       $132.00       $223.00        $280.00
S&P 500                             $100.00       $113.00       $113.00       $157.00       $199.00        $252.00
Retail Specialty-Apparel            $100.00       $ 85.00       $ 68.00       $ 81.00       $103.00        $187.00
------------------------------------------------------------------------------------------------------------------





* $100 invested on 01/31/93 in stock or index--including reinvestment of dividends, fiscal year ending January 31.

                                BOARD PROPOSAL 2

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT AN
                       INCREASE OF AUTHORIZED COMMON STOCK

         The Board of Directors has determined that it is in the best interest of the Company to amend the Certificate of Incorporation to increase the authorized Common Stock of the Company. The Company currently has 50,000,000 shares of authorized Common Stock, of which 45,617,374 were issued and outstanding as of April 15, 1998. The Board of Directors has approved and adopted an amendment to the Certificate of Incorporation as set forth in Exhibit A hereto, pursuant to which the authorized Common Stock would be increased to 150,000,000 shares from 50,000,000 shares and has directed that this proposal be submitted to the stockholders for approval. The full text of Section (1) of Article FOURTH of the Certificate of Incorporation, as it is proposed to be amended, is set forth in Exhibit A hereto.

VOTE REQUIRED AND RECOMMENDATION

         The approval of the proposal to amend the Certificate of Incorporation to increase the authorized Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting together as a single class.

         The Board of Directors unanimously recommends a vote FOR the approval of the Amendment to the Certificate of Incorporation to increase the authorized Common Stock.

PURPOSES AND EFFECTS OF THE PROPOSED INCREASE OF AUTHORIZED COMMON STOCK

         The additional shares of Common Stock may be issued for general corporate purposes from time to time or in connection with acquisitions, business combinations and other extraordinary corporate transactions. There are no current commitments to issue additional shares of Common Stock. The Board of Directors does not intend to solicit further approval from stockholders of the Company for the issuance of any of the shares of Common Stock to be authorized by the such proposed Amendment to the Certificate of Incorporation.

         Stockholders of the Company have no preemptive rights with respect to the additional shares being authorized. The issuance of any additional shares of Common Stock will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of the Common Stock and Class A Common Stock

         While the Board believes it advisable to increase the number of authorized shares of Common Stock for the reasons set forth above, the Board of Directors is aware that the increase in the number of authorized shares of Common Stock of the Company may have a potential anti-takeover effect in that it would enhance the ability of the Company to issue additional shares which could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control the Company, and thus impede the removal of incumbent management. The Company is not aware of any effort to accumulate the Company's shares of Common Stock or to obtain control of the Company by means of a tender offer, proxy contest or otherwise.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of KPMG Peat Marwick LLP, has been the independent accountants for the Company since 1993 and will serve in such capacity for the 1998 fiscal year unless the Board of Directors deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the Meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the Meeting if they so desire.

                                  MISCELLANEOUS

ANNUAL REPORT ON FORM 10-K

         The Company has mailed, with this proxy statement, copies of its Annual Report to holders of shares of Common Stock and Class A Common Stock as of the Record Date. The Company will provide without charge, to each holder of shares of Common Stock and Class A. Common Stock as of the Record Date, a copy of the Annual Report on Form 10-K for the fiscal year ended January 31, 1998 as filed with the SEC on the written request of any such holder addressed to the Company's Director of Investor Relations at Claire's Stores, Inc., 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, as well as persons who own more than 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Such Reporting Persons are also required by SEC regulations to furnish the Company with copies of all such reports that they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended January 31, 1998, all Reporting Persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices, 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027,
Attention: Ira D. Kaplan, Senior Vice President, on or before January 15, 1999, in order to be considered for inclusion in the Company's proxy statement and accompanying proxy card relating to that meeting.

OTHER MATTERS

         The Board of Directors knows of no other matters which will be presented at the Meeting. If, however, any other matter is properly presented at the Meeting, the proxy or proxies, as the case may be, solicited by this proxy statement will be voted on such matters in accordance with the judgment of the person or persons holding such proxy or proxies, as the case may be.


                                            By order of the Board of Directors,



                                            Rowland Schaefer
                                            CHAIRMAN OF THE BOARD AND PRESIDENT

Dated: May  , 1998
          --

                                                                      EXHIBIT A

                              PROPOSED AMENDMENT TO
                          CERTIFICATE OF INCORPORATION

         RESOLVED, that Section (1) of Article FOURTH of the Restated Certificate of Incorporation, as amended, of the Corporation be amended to read in its entirety as follows:

         (1) The aggregate number of shares of capital stock which the corporation shall have authority to issue is 171,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $.05 per share (the "Common Stock"), 20,000,000 shares of Class A Common Stock, par value $.05 per share (the "Class A Common Stock"), and 1,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock").

                                                                       Exhibit B



                                 [FORM OF PROXY]

                              CLAIRE'S STORES, INC.

PROXY FOR HOLDERS OF COMMON STOCK - 1998 ANNUAL MEETING

         SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF CLAIRE'S STORES, INC. TO BE HELD IN THE SPELLMAN ROOM OF THE NEW YORK PALACE HOTEL, 455 MADISON AVENUE, NEW YORK, NEW YORK, ON JUNE 10, 1998 AT 9:30 A.M., NEW YORK CITY TIME, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ALL THE NOMINEES IN ITEM 1 AND FOR
ITEM 2. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF ANY NOMINEE NAMED ON THIS CARD IS UNABLE OR UNWILLING TO SERVE AS A DIRECTOR, WITH RESPECT TO ITEM 1, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND PROXIES WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR DESIGNATED.

         The undersigned hereby appoints Harold E. Berritt and Ira D. Kaplan, and each of them, proxies with full power of substitution to act for the undersigned, and to vote all shares of any class represented by this proxy which the undersigned may be entitled to vote, at the 1998 Annual Meeting and at any adjournment or postponement thereof as instructed herein and, in their discretion, on such other matters as may properly come before the meeting and at any adjournment or postponement thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

\x\  PLEASE MARK YOUR
         VOTES AS IN THIS EXAMPLE

Item 1. Election of the following nominees as directors by the holders of Common Stock and Class A Common Stock, voting together as a single class.

FOR all nominees at                 WITHHELD for all
         right (except              nominees at right         Nominees:
         as marked below)                                     Rowland Schaefer
                                                              Marla L. Schaefer
         \  \                               \  \              Sylvia Schaefer
                                                              Bruce G. Miller
                                                              Harold E. Berritt
                                                              Fred D. Hirt
                                                              Bonnie Schaefer

WITHHELD for the following nominee(s) only:  print name(s)

----------------------------------------------------------------------------

Item 2.  Approval of an amendment to
         Claire's Stores, Inc.'s Restated
         Certificate of Incorporation, as
         amended, to increase the authorized
         common stock, $.05 par value, of Claire's
         Stores, Inc. to One Hundred Fifty Million
         (150,000,000) shares from Fifty Million
         (50,000,000) shares by the holders of Common
         Stock and Class A Common Stock, voting together as as single class.

FOR                        AGAINST                   ABSTAIN

\  \                       \  \                      \  \


IMPORTANT - - PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY.

SIGNATURE(S)                                                  DATE
            -------------------------------------------------      ------------
NOTE: Please date and sign exactly as the name appears hereon. When shares are held by joint tenants, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

                                                                       Exhibit C


                                 [FORM OF PROXY]

                              CLAIRE'S STORES, INC.

PROXY FOR HOLDERS OF CLASS A COMMON STOCK - 1998 ANNUAL MEETING

         SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF CLAIRE'S STORES, INC. TO BE HELD IN THE SPELLMAN ROOM OF THE NEW YORK PALACE HOTEL, 455 MADISON AVENUE, NEW YORK, NEW YORK, ON JUNE 10, 1998 AT 9:30 A.M., NEW YORK CITY TIME, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ALL THE NOMINEES IN ITEM 1 AND FOR
ITEM 2. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF ANY NOMINEE NAMED ON THIS CARD IS UNABLE OR UNWILLING TO SERVE AS A DIRECTOR, WITH RESPECT TO ITEM 1, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND PROXIES WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR DESIGNATED.

         The undersigned hereby appoints Harold E. Berritt and Ira D. Kaplan, and each of them, proxies with full power of substitution to act for the undersigned, and to vote all shares of any class represented by this proxy which the undersigned may be entitled to vote, at the 1998 Annual Meeting and at any adjournment or postponement thereof as instructed herein and, in their discretion, on such other matters as may properly come before the meeting and at any adjournment or postponement thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

\x\  PLEASE MARK YOUR
         VOTES AS IN THIS EXAMPLE

Item 1. Election of the following nominees as directors by the holders of Common Stock and Class A Common Stock, voting together as a single class.

FOR all nominees at                 WITHHELD for all
         right (except              nominees at right         Nominees:
         as marked below)                                     Rowland Schaefer
                                                              Marla L. Schaefer
         \  \                               \  \              Sylvia Schaefer
                                                              Bruce G. Miller
                                                              Harold E. Berritt
                                                              Fred D. Hirt
                                                              Bonnie Schaefer

WITHHELD for the following nominee(s) only: print name(s)

----------------------------------------------------------------------------

Item 2.  Approval of an amendment to
         Claire's Stores, Inc.'s Restated
         Certificate of Incorporation, as
         amended, to increase the authorized
         common stock, $.05 par value, of Claire's
         Stores, Inc. to One Hundred Fifty Million
         (150,000,000) shares from Fifty Million
         (50,000,000) shares by the holders of Common
         Stock and Class A Common Stock, voting together as as single class.

FOR                        AGAINST                   ABSTAIN

\  \                       \  \                      \  \


IMPORTANT - - PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY.

SIGNATURE(S)                                                DATE
            -----------------------------------------------      --------------

NOTE: Please date and sign exactly as the name appears hereon. When shares are held by joint tenants, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.